Exhibit 4.1

- Class A Ordinary - [Number]-	Unitrend Entertainment Group Limited 環球時尚娛樂集團有限公司 (the "Company")	-[Share Number]-

INCORPORATED AND REGISTERED AS AN EXMPTED COMPANY IN THE CAYMANS ISLANDS

CLASS A ORDINARY SHARE CERTIFICATE

AUTHORISED CAPITAL: US$50,000 divided into 225,000,000,000 Class A ordinary shares with a par value of US$0.0000002 each and 25,000,000,000 Class B ordinary shares with a par value of US$0.0000002 each.

This is to certify that ____________ Of

_________________________________________________________________

is the registered holder of __________ fully paid and non-assessable Class A ordinary shares with a par value of US$0.0000002 each in the Capital of the Company,

subject to the Company's amended and restated memorandum and articles of association, as the same may be amended from time to time.

Given this ___ day of _____

in the presence of

____________________

Director